Attachment A

     (1)     This Form 4 is being filed because the Reporting Person, along with FP-McCartney, L.L.C., Citigroup Venture Capital Equity Partners, L.P., CVC/SSB Employee Fund, L.P., CVC Executive Fund LLC, Natasha Foundation, Japan Energy Electronic Materials Inc. and Thomas E. Epley (collectively, the “Other Persons”), may be deemed to be a group with respect to the securities of AMIS Holdings, Inc., as a result of Merchant Capital, Inc. (“MCI”), an indirect wholly owned subsidiary of the Bank (as defined below), and the Other Persons being signatories to that certain First Amended and Restated Shareholders’ Agreement, dated as of September 26, 2003. The Reporting Person disclaims beneficial ownership of the common stock of the issuer directly beneficially owned by any of the Other Persons.

     (2)     On July 6, 2005, Merchant Holdings, Inc. (“MHI”), a Delaware corporation and holding company, sold 13,385 shares. MHI is a wholly owned subsidiary of Credit Suisse First Boston Merchant Bank, Inc. (“CSFB-MBI”), a Delaware corporation and holding company. CSFB-MBI is a wholly owned subsidiary of Credit Suisse First Boston Management LLC (“CSFB-MLLC”), a Delaware limited liability company which engages in derivative transactions and holds a portfolio of private equity, distressed assets and real estate investments. CSFB-MLLC is a wholly owned subsidiary of Credit Suisse First Boston (USA), Inc. (“CSFB-USA”), a Delaware corporation and holding company. Credit Suisse First Boston, Inc. (“CSFBI”) is a Delaware corporation that owns all of the voting stock of CSFB-USA. Of the remaining 317,500 shares, MHI owns 152,733 shares, EMA Partners Fund 2000, L.P. (“EMA”), a Delaware limited partnership, owns 95,389 shares, CSFB Side-by-Side Fund, L.P. (“Side-by-Side”), a Delaware limited partnership, owns 66,053 shares and Credit Suisse First Boston LLC (“CSFB LLC”), a Delaware limited liability company, owns 3,325 shares. CSFB LLC is a registered broker-dealer and the successor company of Credit Suisse First Boston Corporation. CSFB-USA is the sole member of CSFB LLC.

     (3)     On July 6, 2005, EMA sold 7,686 shares. The sole general partner of EMA is Credit Suisse First Boston (Bermuda) Limited (“CSFB BL”), a Bermuda company. CSFB BL is a wholly owned subsidiary of the Bank (as defined below). Credit Suisse First Boston Guernsey Branch (“CSFB GB”), a branch of the Bank (as defined below), together with certain individuals are the limited partners of EMA. Of the remaining 309,814 shares, MHI owns 152,733 shares, EMA owns 87,703 shares, Side-by-Side owns 66,053 shares and CSFB LLC owns 3,325 shares.

     (4)     On July 6, 2005, Side-by-Side sold 3,929 shares. Side-by-Side’s general partner is MCI, a New York corporation and a registered investment advisor. MCI is a wholly owned subsidiary of MHI. Of the remaining 305,885 shares, MHI owns 152,733 shares, EMA owns 87,703 shares, Side-by-Side owns 62,124 shares and CSFB LLC owns 3,325 shares.

     (5)     On July 7, 2005, MHI sold 2,034 shares. Of the remaining 303,851 shares, MHI owns 150,699 shares, EMA owns 87,703 shares, Side-by-Side owns 62,124 shares and CSFB LLC owns 3,325 shares.

     (6)     On July 7, 2005, EMA sold 1,168 shares. Of the remaining 302,683 shares, MHI owns 150,699 shares, EMA owns 86,535 shares, Side-by-Side owns 62,124 shares and CSFB LLC owns 3,325 shares.

     (7)     On July 7, 2005, Side-by-Side sold 598 shares. Of the remaining 302,085 shares, MHI owns 150,699 shares, EMA owns 86,535 shares, Side-by-Side owns 61,526 shares and CSFB LLC owns 3,325 shares.

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     This Form 4 is being filed by Credit Suisse (the "Bank"), a Swiss bank, on behalf of itself and its subsidiaries, to the extent that they constitute the Credit Suisse First Boston business unit (the "CSFB business unit") excluding Asset Management (as defined below) (the "Reporting Person"). The CSFB business unit is also comprised of an asset management business principally conducted under the brand name Credit Suisse Asset Management ("Asset Management"). The Reporting Person provides financial advisory and capital raising services, sales and trading for users and suppliers of capital around the world and invests in and manages private equity and venture capital funds. Asset Management provides asset management and investment advisory services to institutional, mutual fund and private investors worldwide. The address of the Bank's principal business and office is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland. The address of the Reporting Person's principal business and office in the United States is Eleven Madison Avenue, New York, New York 10010.

     The Bank owns directly a majority of the voting stock, and all of the non-voting stock, of CSFBI. The address of CSFBI's principal business and office is Eleven Madison Avenue, New York, New York 10010. The Bank's voting stock is entirely owned by Credit Suisse Group ("CSG"), a corporation formed under the laws of Switzerland. CSG also owns the remainder of the voting stock of CSFBI.

     CSG is a global financial services company, active in all major financial centers and providing a comprehensive range of banking and insurance products. CSG has three distinct business units. In addition to the CSFB business unit, CSG and its consolidated subsidiaries are comprised of the Credit Suisse business unit (the "Credit Suisse business unit") and the Winterthur business unit (the "Winterthur business unit"). The Credit Suisse business unit offers global private banking and corporate and retail banking services in Switzerland. The Winterthur business unit provides life and non-life insurance and pension products to private and corporate clients worldwide. CSG's business address is Paradeplatz 8, P.O. Box 1, CH 8070 Zurich, Switzerland.

     The Bank is comprised of what were formerly known as Credit Suisse First Boston and Credit Suisse, each a Swiss bank, which were merged on May 13, 2005. The operations of the Bank consist principally of the Credit Suisse and CSFB business units.

     CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Bank and the Reporting Person. CSG, its executive officers and directors, and its direct and indirect subsidiaries (including Asset Management, the Credit Suisse business unit and the Winterthur business unit) may beneficially own shares of the securities of the issuer to which this Form 4 relates (the "Shares") and such Shares are not reported in this Form 4. CSG disclaims beneficial ownership of Shares beneficially owned by its direct and indirect subsidiaries, including the Reporting Person. Each of Asset Management, the Credit Suisse business unit and the Winterthur business unit disclaims beneficial ownership of Shares beneficially owned by the Reporting Person. The Reporting Person disclaims beneficial ownership of Shares beneficially owned by CSG, Asset Management, the Credit Suisse business unit and the Winterthur business unit.